NTN Buzztime, Inc. Reports Second Quarter 2018 Results

– Grew Revenue to $5.7 Million, Up from $5.5 Million Q2 2017 –

– Improved GAAP Net Loss to $124,000 and

Achieved Ninth Consecutive Quarter of Positive EBITDA –

CARLSBAD, Calif., August 2, 2018, — NTN Buzztime, Inc. (NYSE American: NTN), reported financial results for the second quarter ended June 30, 2018.

“Second quarter 2018 delivered revenue growth and our ninth consecutive quarter of positive EBITDA,” said Ram Krishnan, NTN Buzztime CEO. “We also achieved several milestones in our quest to broaden our long-term appeal both within and beyond the bar industry with product extensions and partnerships. In the second quarter, our market expansion initiatives generated initial revenue from our partnership with Scientific Games and from equipment sales. We began testing our easy-to-install, lower-cost system management site hub and developing mobile options. We also rolled-out our first self-built single player arcade game with Buzztime Soccer and intend to release several more. Additionally, we continue to foster advertising partnerships to increase the impact of our network effect. Changing the course of the company takes patience and flexibility, and we are committed to this endeavor. We have made a lot of progress, and we believe the best is yet to come.”

Financial Results for the Second Quarter Ended June 30, 2018

Total revenues were $5.7 million, up from $5.5 million for the second quarter of 2017, as hardware revenue increases offset lower subscription revenue. Direct costs were $1.9 million, compared to $1.6 million for the same period in 2017, with the increase primarily related to higher equipment lease revenue and depreciation expense. Gross margin decreased to 66%, compared to 71% in the prior year quarter related to a shift in product mix. Selling, general and administrative expense was $3.7 million, or 65% of revenue, down from $3.9 million, or 70% of revenue, in the prior year quarter. Net loss was $124,000, or $0.05 per share, down from a net loss of $164,000, or $0.07 per share, in the prior year quarter. EBITDA was $691,000, compared to $516,000 in the second quarter of 2017.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive this quarter, it may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for the Quarter Ended June 30, 2018

The site count was 2,703 at June 30th and March 31st. Management anticipates the net site count will continue to fluctuate. As of June 30, 2018, the tablet platform installations increased to 2,247 venues, or 83% of the installed base, compared to 2,218 venues, or 82% of the installed base, as of March 31, 2018.

Liquidity

In June, the company received $1.4 million in net proceeds from a registered direct offering. Cash and cash equivalents were $3.8 million at June 30, 2018, compared to $3.4 million at December 31, 2017. Total deferred revenue was $2.9 million, down from $3.6 million at December 31, 2017.

Conference Call

Management will review the results on a conference call with a live question and answer session today, August 2, 2018, at 4:30 p.m. ET. To access the call, please use passcode 7543808 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast that will be accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until August 9, 2018.

Forward-looking Statements

This release contains forward-looking statements that reflect management’s current views of future events and operations, including statements regarding management’s expectations regarding the release of future self-built games, the progress and impact of our product development investments and partnerships, new market and growth opportunities, and management’s execution of its strategy. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology, including performance analytics and secure payment with Europay, MasterCard® and Visa® (EMV) chip card readers or with near-field communication (NFC) technology to accept Apple, Android and Samsung Pay. Most frequently used in bars and restaurants in North America, the Buzztime tablets and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, customized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. The Buzztime platform has also been recently resold and the content licensed for other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

2

NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$3,785	$3,378
Accounts receivable, net	787	714
Site equipment to be installed	3,798	4,866
Prepaid expenses and other current assets	1,069	680
Total current assets	9,213	9,638

Fixed assets, net	3,922	3,678
Software development costs, net	1,696	1,459
Deferred costs	541	775
Goodwill	955	1,004
Other assets	29	16

Total assets	$16,356	$16,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$427	$390
Accrued compensation	586	646
Accrued expenses	581	418
Sales taxes payable	110	107
Income taxes payable	26	13
Current portion of long-term debt	2,210	5,059
Current portion of obligations under capital leases	167	176
Current portion of deferred revenue	2,849	3,564
Deferred rent	83	182
Other current liabilities	98	192
Total current liabilities	7,137	10,747

Long-term debt	2,510	8
Obligations under capital leases	81	164
Deferred revenue	44	63
Other liabilities	48	52
Total liabilities	9,820	11,034

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 156 shares authorized; 156 shares issued and outstanding at June 30, 2018 and December 31, 2017	1	1
Common stock, $0.005 par value, 15,000 shares authorized at June 30, 2018 and December 31, 2017; 2,866 and 2,521 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	14	13
Treasury stock, at cost, 10 shares at June 30, 2018 and December 31, 2017	(456)	(456)
Additional paid-in capital	136,383	134,752
Accumulated deficit	(129,660)	(129,119)
Accumulated other comprehensive income	254	345
Total shareholders’ equity	6,536	5,536

Total liabilities and shareholders’ equity	$16,356	$16,570

3

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Subscription revenue	$4,041	$4,232	$8,106	$8,458
Hardware revenue	590	223	1,269	408
Other revenue	1,020	1,094	2,037	1,914
Total revenues	5,651	5,549	11,412	10,780

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,937	1,631	3,904	3,474
Selling, general and administrative	3,658	3,858	7,679	7,992
Depreciation and amortization (excluding depreciation and amortization included in direct costs	83	86	169	174
Total operating expenses	5,678	5,575	11,752	11,640
Operating loss	(27)	(26)	(340)	(860)
Other (expense) income, net	(73)	(132)	(167)	618
Loss before income taxes	(100)	(158)	(507)	(242)
Provision for income taxes	(24)	(6)	(26)	(12)
Net loss	$(124)	$(164)	$(533)	$(254)

Net loss per common share – basic and diluted	$(0.05)	$(0.07)	$(0.21)	$(0.11)

Weighted average shares outstanding – basic and diluted	2,514	2,494	2,512	2,375

Comprehensive loss:
Net loss	$(124)	$(164)	$(533)	$(254)
Foreign currency translations adjustment	(43)	41	(91)	56
Total comprehensive loss	$(167)	$(123)	$(624)	$(198)

4

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Six months ended June,
	2018	2017
Cash flows provided by operating activities:
Net loss	$(533)	$(254)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,336	1,130
Provision for doubtful accounts	36	40
Scrap expense	28	24
Transfer of fixed assets to sales-type lease	10	—
Stock-based compensation	251	234
Amortization of debt issuance costs	17	26
Issuance of common stock in lieu of cash payment for bonus compensation	—	164
Impairment of capitalized software	12	4
Loss from disposition of equipment	11	6
Changes in assets and liabilities:
Accounts receivable	(108)	127
Site equipment to be installed	(111)	(218)
Prepaid expenses and other liabilities	(176)	(1,121)
Accounts payable and accrued expenses	145	148
Income taxes	14	(12)
Deferred costs	234	55
Deferred revenue	(734)	2,669
Deferred rent	(99)	(90)
Other liabilities	(94)	(126)
Net cash provided by operating activities	239	2,806

Cash flows used in investing activities:
Capital expenditures	(280)	(339)
Capitalized development expenditures	(424)	(362)
Net cash used in investing activities	(704)	(701)

Cash flows provided (used in) by financing activities:
Net proceeds from issuance of common stock related to registered direct offering	1,381	1,773
Payment on long-term debt	(364)	(2,651)
Debit issuance costs of long-term deb	—	(22)
Principal payments on capital lease	(88)	(77)
Payment of preferred stockholder dividends	(8)	(8)
Net cash provided by (used in) financing activities	921	(985)

Net increase in cash and cash equivalents	456	1,120
Effect of exchange rate on cash	(49)	28
Cash and cash equivalents at beginning of period	3,378	5,686
Cash and cash equivalents at end of period	3,785	6,834

5

Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net loss per GAAP	$(124)	$(164)	$(533)	$(254)
Interest expense, net	94	123	187	282
Income tax provision	24	6	26	12
Depreciation and amortization	697	551	1,336	1,130
Total EBITDA	$691	$516	$1,016	$1,170

6